Exhibit 99.1

Unaudited pro forma condensed combined financial information

On August 28, 2015, various indirect subsidiaries of CommScope Holding Company, Inc. (CommScope) acquired TE Connectivity’s Telecom, Enterprise and Wireless business, also known as the Broadband Network Solutions business (the BNS Business or BNS), in an all-cash transaction valued at approximately $3.0 billion (the BNS Acquisition).

The following Unaudited pro forma condensed combined financial statements are based on the historical financial statements of CommScope and the BNS Business and are prepared using the acquisition method of accounting with CommScope treated as the acquirer. The Unaudited pro forma condensed combined statements of operations are presented as if the BNS Acquisition occurred on January 1, 2014. The Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on CommScope’s consolidated statement of operations for the year ended December 31, 2014 and the BNS Business’ combined statement of operations for the fiscal year ended September 26, 2014. The Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 is based on CommScope’s condensed consolidated statement of operations for the six months ended June 30, 2015 and the BNS Business’ condensed combined statement of operations for the quarterly period ended March 27, 2015 combined with the quarterly period ended June 26, 2015. The Unaudited pro forma condensed combined balance sheet as of June 30, 2015 is presented as if the BNS Acquisition occurred on June 30, 2015 and is based on CommScope’s condensed consolidated balance sheet as of June 30, 2015 and the BNS Business’ condensed combined balance sheet as of its fiscal quarter-end of June 26, 2015.

As of the date of this filing, CommScope has not performed the detailed valuation studies necessary to derive the required estimates of the fair value of the BNS Business assets acquired and liabilities assumed and the related allocations of the purchase price, nor has CommScope identified all the adjustments that may be necessary to conform the BNS Business’ accounting policies to those of CommScope. As indicated in Note 4 to the Unaudited pro forma condensed combined financial statements, CommScope has made certain adjustments to the historical book values of the assets and liabilities of the BNS Business to reflect preliminary estimates of the fair values necessary to prepare the Unaudited pro forma condensed combined financial statements, with the excess of the estimated purchase price over the net assets of the BNS Business, as adjusted to reflect estimated fair values, recorded as goodwill. CommScope also adjusted the current portion of BNS long-term debt balance and the related interest expense to reflect the actual retirement of the debt in July 2015 although it occurred after the historical financial statements presented in the Unaudited pro forma condensed combined financial statements. Actual results are expected to differ from these Unaudited pro forma condensed combined financial statements once CommScope has determined the final purchase price for the BNS Business, completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional necessary conforming accounting changes for BNS. Such differences may be material.

These Unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	CommScope’s audited consolidated financial statements and related notes thereto contained in CommScope’s Annual Report on Form 10-K for the year ended December 31, 2014

•	CommScope’s unaudited condensed consolidated financial statements and related notes thereto contained in CommScope’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2015

•	The audited combined financial statements of the BNS Business of TE Connectivity Ltd. as of September 26, 2014 and September 27, 2013 and for the years ended September 26, 2014, September 27, 2013 and September 28, 2012 included in Exhibit 99.1 to the Current Report on Form 8-K filed on March 2, 2015

•	BNS Business’ unaudited condensed combined financial statements and related notes thereto for the three and six months ended March 27, 2015 included in Exhibit 99.1 to the Current Report on Form 8-K filed on May 20, 2015

•	BNS Business’ unaudited condensed combined financial statements and related notes thereto for the three and nine months ended June 26, 2015 included in Exhibit 99.1 to the Current Report on Form 8-K filed on August 28, 2015

The Unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the BNS Acquisition been completed as of the dates presented, and should not be taken as being representative of the future consolidated results of operations or financial condition of the combined company.

The Unaudited pro forma condensed combined financial statements do not include the realization of any future cost savings or synergies or the incurrence of any restructuring or integration charges that are expected to result from the BNS Acquisition.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	CommScope	BNS
Net sales	$3,829,614	$1,938,739	$—		$5,768,353
Operating costs and expenses:
Cost of sales	2,432,345	1,235,469	(30,701)	A	3,617,501
			10,755	B
			(30,367)	C
Selling, general and administrative	484,891	383,080	1,434	B	901,248
			2,492	D
			30,367	C
			(1,016)	E
Research and development	125,301	99,038	2,151	B	226,490
Amortization of purchased intangible assets	178,265	—	119,345	G	297,610
Restructuring costs, net	19,267	39,176	—		58,443
Asset impairments	12,096	—	—		12,096

Total operating costs and expenses	3,252,165	1,756,763	104,460		5,113,388

Operating income	577,449	181,976	(104,460)		654,965
Other income (expense), net	(86,405)	—	(1,016)	E	(87,421)
Interest expense	(178,935)	(3,015)	(166,492)	H	(327,371)
			21,071	I
Interest income	4,954	754	(3,839)	J	1,869

Income (loss) before income taxes	317,063	179,715	(254,736)		242,042
Income tax (expense) benefit	(80,291)	(105,823)	87,496	K	(86,188)
			12,430	L

Net income	$236,772	$73,892	$(154,810)		$155,854

Earnings per share:
Basic	$1.27				$0.83
Diluted	$1.24				$0.81
Weighted average shares outstanding:
Basic	186,905		—		186,905
Diluted	191,450		214	M	191,664

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	CommScope	BNS
Net sales	$1,692,690	$895,865	$—		$2,588,555
Operating costs and expenses:
Cost of sales	1,084,791	571,616	(17,012)	A	1,628,689
			2,134	B
			(12,840)	C
Selling, general and administrative	256,468	189,053	285	B	438,486
			(765)	D
			12,840	C
			794	E
			(20,189)	F
Research and development	55,718	45,249	427	B	101,394
Amortization of purchased intangible assets	89,410	—	59,673	G	149,083
Restructuring costs, net	3,765	(28)	—		3,737
Asset impairments	—	—	—		—

Total operating costs and expenses	1,490,152	805,890	25,347		2,321,389

Operating income	202,538	89,975	(25,347)		267,166
Other income (expense), net	2,713	—	794	E	3,507
Interest expense	(85,365)	(1,500)	(76,844)	H	(148,159)
			15,550	I
Interest income	2,060	297	(1,128)	J	1,229

Income (loss) before income taxes	121,946	88,772	(86,975)		123,743
Income tax (expense) benefit	(36,878)	(4,817)	28,905	K	(24,931)
			(12,141)	L

Net income	$85,068	$83,955	$(70,211)		$98,812

Earnings per share:
Basic	$0.45				$0.52
Diluted	$0.44				$0.51
Weighted average shares outstanding:
Basic	189,084		—		189,084
Diluted	193,570		611	M	194,181

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined balance sheet

as of June 30, 2015

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	CommScope	BNS
Assets
Cash and cash equivalents	$792,959	$12,966	$(352,206)	N	$453,719
Accounts receivable, net	718,333	351,773	—		1,070,106
Inventories, net	352,777	208,671	39,579	O	601,027
Prepaid expenses and other current assets	59,180	46,165	—		105,345
Deferred income taxes	49,627	45,303	13,712	P	108,642

Total current assets	1,972,876	664,878	(298,915)		2,338,839
Property, plant and equipment, net	286,134	186,640	78,344	Q	551,118
Goodwill	1,450,847	586,900	(586,900)	R	2,749,426
			1,298,579	S
Other intangible assets, net	1,171,496	212,284	(212,284)	R	2,321,496
			1,150,000	T
Funds restricted for acquisition	2,746,875	—	(2,746,875)	U	—
Other noncurrent assets	83,875	189,814	(87,536)	V	218,537
			32,384	W

Total assets	$7,712,103	$1,840,516	$(1,373,203)		$8,179,416

Liabilities and Stockholders’ Equity
Accounts payable	$248,473	$142,189	—		$390,662
Other accrued liabilities	269,414	122,604	25,000	X	369,664
			29,480	Y
			(64,526)	Z
			(12,308)	AA
Current portion of long-term debt	12,554	89,293	(89,159)	AB	12,688

Total current liabilities	530,441	354,086	(111,513)		773,014
Long-term debt	5,346,340	—	—		5,346,340
Deferred income taxes	303,093	30,114	147,830	P	481,037
Other noncurrent liabilities	121,957	49,207	22,854	AC	194,018

Total liabilities	6,301,831	433,407	59,171		6,794,409
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1,909	—	—		1,909
Additional paid-in capital	2,184,156	1,419,287	(1,419,287)	AD	2,184,156
Retained earnings (accumulated deficit)	(656,451)	—	(25,265)	AE	(681,716)
Accumulated other comprehensive income (loss)	(108,707)	(12,178)	12,178	AD	(108,707)
Treasury stock, at cost	(10,635)	—	—		(10,635)

Total stockholders’ equity	1,410,272	1,407,109	(1,432,374)		1,385,007

Total liabilities and stockholders’ equity	$7,712,103	$1,840,516	$(1,373,203)		$8,179,416

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to unaudited pro forma condensed combined financial statements

(in thousands, unless otherwise noted)

NOTE 1: BUSINESS COMBINATION

CommScope will account for the BNS Acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that existed as of the date of the BNS Acquisition. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The Unaudited pro forma condensed combined financial statements presented herein reflect the purchase price of $3.0 billion (adjusted for cash acquired and a preliminary net working capital adjustment, among other items). See Note 2 for further discussion of the purchase price.

The Unaudited pro forma condensed combined statements of operations also include certain accounting adjustments related to the BNS Acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization of the acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the acquisition, decreased interest income related to the expected use of cash and cash equivalents to complete the acquisition and amortization of debt issuance costs incurred in connection with the additional debt and the tax impact of these pro forma adjustments. In addition, the Unaudited pro forma condensed combined statements of operations include certain reclassifications of the BNS Business’ expenses to conform to CommScope’s accounting policies, specifically related to the classification of intangible amortization, shipping and handling costs and foreign exchange transaction gains and losses.

The Unaudited pro forma condensed combined statements of operations do not reflect certain adjustments that are expected to result from the BNS Acquisition. These include the increased cost of goods sold that is expected to result from the write-up of the acquired inventory to its estimated fair value, transaction and integration costs expected to be incurred related to the acquisition and restructuring costs that may be incurred in order to realize the expected synergies from the acquisition.

CommScope expects to realize synergies following the BNS Acquisition that are not reflected in the pro forma adjustments. Such synergies may include certain costs that have historically been allocated to the BNS Business. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. CommScope expects to incur integration and restructuring costs in conjunction with the integration of BNS. No adjustment for such costs has been reflected in the pro forma adjustments. Integration and restructuring costs recognized after the acquisition could be material to CommScope’s financial position and results of operations.

CommScope expects to pay approximately $25 million of value added taxes and transfer taxes related to the BNS Acquisition within thirty days after it closes but these are generally expected to be recovered from the applicable governments within sixty days. Any amounts that are not recoverable are expected to be nominal. No adjustment for these amounts has been included in the pro forma adjustments.

NOTE 2: PURCHASE PRICE

For purposes of preparing the Unaudited pro forma condensed combined financial statements, the estimated purchase price has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values of the assets acquired and liabilities assumed at the completion of the BNS Acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of BNS’ assets and liabilities, revisions to the estimated fair value of identified intangible assets acquired and changes in interest rates. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by CommScope and BNS. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment and any identifiable intangible asset with a finite life will reduce the amount of purchase price allocated to goodwill in the Unaudited pro forma condensed combined financial statements and may result in increased depreciation and/or amortization expense, which could be material.

The estimated purchase price reflected in the pro forma condensed combined financial statements consists of the following:

Base purchase price	$3,000,000
Less: BNS debt assumed	(134)
Less: Preliminary net working capital adjustment	(24,167)
Plus: BNS cash acquired	12,966
Plus: Pension adjustment (Note 4.Y)	29,480
Plus: Purchase price adjustment for shared service employees	5,140

Total purchase price	$3,023,285

The estimated allocation of the purchase price as of June 30, 2015 consists of the following:

Purchase Price Allocation

Book value of net assets acquired	$1,407,109
Less: Write off of BNS existing intangibles and goodwill, net of deferred tax	(690,733)
Less: Remove U.S. net operating losses and tax credit carryforwards not acquired	(195,987)
Establish asset for seller’s indemnification of income tax liabilities	32,384
Reduce restructuring liability to $9 million cap	12,308
Reduce BNS debt to reflect retirement prior to acquisition	89,159
Increase BNS pension liability	(22,854)
Establish liability for estimated statutory change in control payments	(25,000)

Adjusted book value of net assets acquired	606,386
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	39,579
Increase property, plant and equipment to estimated fair value	78,344
Identifiable intangible assets at estimated fair value	1,150,000
Increase in net deferred tax liabilities	(149,603)
Goodwill	1,298,579

Total purchase price	$3,023,285

NOTE 3: FINANCING

To finance the BNS Acquisition, CommScope borrowed $2.75 billion of additional debt in June 2015. The new debt is composed of $1.5 billion aggregate principal amount of unsecured notes, with an interest rate of 6.00%, and $1.25 billion aggregate principal amount of incremental senior secured term loans (net of original issue discount (OID) of $3.1 million), with an interest rate of LIBOR plus a margin of 3.00% (subject to a LIBOR Floor of 0.75%). Also in June 2015, CommScope issued $0.5 billion aggregate principal amount of secured notes, with an interest rate of 4.375% and used the proceeds, together with cash on hand, to repay $0.5 billion of its existing term loan facility and pay the related debt issuance costs (the Refinancing). Accordingly, CommScope began to recognize the related interest expense in the six months ended June 30, 2015, even though the BNS Acquisition had not closed.

The table below summarizes the expected sources and uses of cash related to the BNS Acquisition and the Refinancing.

Summary of Expected Sources and Uses of Cash (1)

Cash on hand	$352,206	Purchase price paid at closing (2)	$2,993,805

Funds restricted for acquisition	2,746,875	Transaction costs (3)	40,750

Total sources	$3,099,081	Debt issuance costs (3)	64,526

		Total uses	$3,099,081

(1)	The uses of funds does not reflect (i) the obligations CommScope will assume in the BNS Acquisition, including an estimated $25.0 million of severance obligations and up to $9.0 million of outstanding restructuring liabilities, (ii) any purchase price adjustment related to assumed pension obligations or (iii) an estimate of $125.0 million to $175.0 million of cash expenditures to achieve the target of $150.0 million of annual synergies and cost savings in the third year following closing.
(2)	Represents the cash payment for the BNS Business paid at closing of the transaction, which represents $3,023.3 million total estimated purchase price less purchase price payable of $29.5 million (see Note 4.Y).
(3)	Consists of fees and expenses associated with the debt issuances and the BNS Acquisition, including commitment fees, other financing costs and transaction costs for advisory and professional fees relating to the BNS Acquisition and the debt issuances. The majority of these costs were paid upon the close of the BNS Acquisition.

NOTE 4: PRO FORMA ADJUSTMENTS

A.	Reflects the reversal of the amortization of pre-acquisition identifiable intangible assets that are eliminated in Note R below.

B.	Reflects the estimated additional depreciation as a result of increasing the value of BNS’ property, plant and equipment to estimated fair value (Note Q). The adjustment assumes an estimated 30-year life for building and improvements and a 5-year weighted average life for machinery and equipment assets. The allocation among income statement line items is based on an estimate of asset utilization.

C.	Reflects the reclassification of an estimate of the BNS Business’ internal handling costs, which are activities to prepare goods for shipment, to selling, general and administrative expense, to conform to CommScope’s accounting policy.

D.	Reflects the estimated incremental equity-based compensation expense for replacement grants made as of the acquisition date to BNS Business employees transferring to CommScope.

E.	Reflects the reclassification of the BNS Business’ foreign exchange transaction gains and losses from selling, general and administrative expense to other income (expense), net, to conform to CommScope’s accounting policy.

F.	Reflects the removal of non-recurring transaction and integration costs specific to the BNS Acquisition which are reflected in CommScope’s historical results.

G.	Reflects the estimated amortization expense of identifiable intangible assets, based on the preliminary valuation and estimated useful lives per Note T below.

H.	Reflects the estimated incremental interest expense (including amortization of debt issuance costs and OID) associated with the debt incurred to fund the BNS Acquisition and the Refinancing described in Note 3 above. Also reflects an increase of 0.0625% in the interest rate on the existing CommScope term loans, resulting from the higher effective interest rate on the incremental term loan.

I.	Reflects the reduction of interest expense due to the retirement of existing indebtedness of the BNS Business prior to closing of the transaction per Note AB and as a result of the Refinancing discussed in Note 3 above.

J.	Reflects the reversal of interest income recognized by CommScope and BNS related to the cash assumed to be used to fund the acquisition per Note 3 above.

K.	Reflects the income tax impact of the pro forma adjustments at their estimated effective tax rates.

L.	Reflects the elimination from the BNS historical tax provision of the increases and decreases in the valuation allowance established related to certain net operating loss and tax credit carryforwards not acquired and eliminated per Note V below.

M.	Reflects the dilutive effect of replacement equity based grants issued as of the acquisition date.

N.	Reflects the use of cash and cash equivalents of the combined entity to fund a portion of the BNS Acquisition. The use of cash on hand does not reflect the payment of the statutory change in control liabilities established as of the acquisition date or the payment of value added and transfer taxes due shortly after closing. See Note 3 above for sources and uses of cash.

O.	Reflects an adjustment to record the BNS inventory at its estimated fair value. For purposes of the pro forma balance sheet as of June 30, 2015, CommScope estimated the fair value of the BNS inventory based on BNS’ historical gross margin percentages and costs associated with selling activities. The actual adjustment recorded to reflect the estimated fair value of the BNS inventory as of the acquisition date may differ materially from the pro forma adjustment.

P.	Reflects the current and non-current deferred tax impacts of the pro forma adjustments related to the acquired assets and liabilities. The current deferred tax asset adjustment relates to the net impact of the inventory adjustment (Note O), certain costs expensed upon acquisition (Note AE) and the tax effect of the pro forma adjustment for certain accrued liabilities assumed (Note AA). The non-current deferred tax liability adjustment represents the net impact of the property, plant and equipment adjustment (Note Q) and the tax impact of the pro forma adjustment for certain intangible assets (Note T).

Q.	Reflects the adjustment of the BNS property, plant and equipment to its estimated fair value as of June 30, 2015. CommScope’s adjustment is based on historical experience of similar acquisitions. The final adjustment to the BNS property, plant and equipment as of the acquisition date will be developed based on a more detailed analysis and the assistance of independent third party appraisers.

R.	Reflects the adjustment to eliminate the pre-acquisition identified intangible assets (net of accumulated amortization) and goodwill from the BNS balance sheet as of June 30, 2015.

S.	Reflects the recognition of goodwill for the excess of purchase price over the estimated fair value of the identifiable net assets to be acquired. See the Purchase Price Allocation set forth in Note 2.

T.	Reflects the estimated fair value of identifiable intangible assets acquired in the BNS Acquisition. CommScope estimated the fair value of identifiable intangible assets by reference to what are believed to be acquisitions of comparable companies and the relationship of identifiable intangible assets to purchase price for the reference transactions. The identifiable intangible assets and their related useful lives are estimated as follows:

Identifiable Intangible Asset	Estimated Value (in millions)	Estimated Useful Life (in years)
Patents and technology	$325	7
Trademarks	150	9
Customer contracts and relationships	675	12

The identifiable intangible assets determined as of the acquisition date, their values and their useful lives may differ from these pro forma estimates and such differences may be material.

U.	Reflects the use of the funds restricted for the BNS Acquisition that existed as of June 30, 2015 as set forth in Note 3 in the Summary of Expected Sources and Uses of Cash.

V.	Reflects the elimination of deferred tax assets related to U.S. net operating loss and tax credit carryforwards not acquired (net of the related valuation allowance for these deferred tax assets) and the elimination of the deferred tax liability related to the pre-acquisition BNS intangible assets (Note R).

W.	Reflects the establishment of an asset for the seller’s indemnification for certain pre-closing income tax liabilities.

X.	Reflects the amount due for estimated employee-related liabilities, including statutory change in control payments that may be paid as a result of the BNS Acquisition.

Y.	Reflects an estimate of the additional purchase price payable related to the BNS Business net pension liability. CommScope is obligated to assume up to $60.0 million of net pension and related liabilities. To the extent net pension and related liabilities of less than $60.0 million are assumed, CommScope would owe such shortfall as additional purchase price. To the extent net pension and related liabilities of more than $60.0 million are assumed, there would be a reduction in the purchase price equal to such excess. For purposes of these pro forma financial statements it is assumed that the difference between the $60.0 million and the adjusted net pension liability of $30.5 million results in $29.5 million additional purchase price payable (see Note 2).

Z.	Reflects the accrued debt issuance costs that were paid upon closing of the BNS Acquisition.

AA.	Reflects the adjustment to reduce the BNS restructuring liability to the $9.0 million cap set forth in the BNS Acquisition agreement.

AB.	Reflects the retirement of existing indebtedness of the BNS Business prior to closing of the transaction to correspond to the actual repayment of debt in July 2015 prior to the closing of the transaction on August 28, 2015.

AC.	Reflects an adjustment to update the BNS pension liability to the preliminary estimated defined benefit liability for the total BNS business, including dedicated and shared plans.

AD.	Reflects the elimination of the separate components of BNS’ equity.

AE.	Reflects estimated acquisition-related costs of $22.0 million and fees associated with the bridge financing of $18.8 million charged to expense at the time of the BNS Acquisition, net of related income tax benefit.